Exhibit 99.1

PROVIDENT BANKSHARES TO PARTICIPATE IN UPCOMING CONFERENCES

BALTIMORE: (November 13, 2006) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today announced that it would be presenting to investors at three upcoming conferences.

Gary Geisel, Chairman and Chief Executive Officer, will participate in a panel discussion on the topic “Mining the Mid-Atlantic” at the 2006 Merrill Lynch Banking and Financial Services Conference in New York City. The panel is scheduled for November 14, from 1:45 p.m. until 2:30 p.m. eastern time.

Geisel also will speak at the Sandler O’Neill 2006 Financial Services Conference in Naples, Florida, on November 16, from 4:05 p.m. to 4:35 p.m. eastern time.

In addition, Geisel will present at the Ryan Beck 2006 Financial Institutions Investor Conference in New York City on December 7, from 3:35 p.m. until 4:05 p.m. eastern time.

A link to the live webcasts of these presentations, which will include slides and audio, will be available at www.provbank.com and archived for a period of 14 days following the conferences. To listen to the presentations, please go to www.provbank.com to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a current branch network of 154 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.